Exhibit 10.8.1


                            Tredegar Industries, Inc.

                                  Amendment to
          Tredegar Industries, Inc. Retirement Benefit Restoration Plan
                           (Effective January 1, 1999)

1. Section 1.08 is amended by deleting it in its entirety and substituting therefor the following:

                  Section 1.08. Eligible Employee means an individual who is employed by the Company or an Affiliate and who is a member of a "select group of management or highly compensated employees" (as such phrase is used in the Employee Retirement Income Security Act of 1974, as amended).

2. Section 7.01 shall be amended by deleting the last sentence thereof and substituting therefor the following:

                  Such right to amend or modify the Plan shall be exercised by the Company by the Committee and such right to terminate the Plan shall be exercised by the Company by its Board of Directors.